MASTERPIECE TECHNOLOGY GROUP, INC.

455 Wards Corner Road - Loveland, Ohio 45140 ~ 513-831-6641 ~ FAX 513-831-5633

September 1, 2000

Mr. James R. B. Salter

12908 - 195th Pl. NE

Woodinville, WA 98072-7678

Dear Mr. Salter,

The purpose of this letter is to confirm the appointment of James R. B. Salter ("Advisor") by the Board of Directors to act as legal advisor to Masterpiece Technology Group, Inc. ("MTG" and/or "Company") in connection with Company issues relating to matters encompassed by a Retainer Agreement dated April 11, 2000, the terms of which are incorporated herein. The Board also confirms that the Advisor is being retained hereunder by and solely for the benefit of the Board of MTG and not by any third parties, including the Company's shareholders. In connection with his engagement, the Advisor will provide advice, direction and interaction ("Advice") to the Board, from time to time, as it may relate to the Russell Koch litigation.

1. The Advice will be prepared in accordance with the professional judgment of the Advisor. The Advisor will discuss with the Board and its counsel policy requirements before delivering the Advice. Any Advice to be provided hereunder will be made subject to and will be based upon such limitations, qualifications and reservations as the Advisor, in his judgment, deems necessary or prudent in the circumstances.

2. In connection with the performance of legal advisory services hereunder, Advisor will keep confidential and will use only for the purpose of performing the services described herein all information, whether written or oral, acquired from the Board and the Company in connection with his work hereunder, except: (i) information which was available to the public prior to the engagement or which thereafter becomes available to the public other than through a breach by parties of obligations hereunder; (ii) information which was known to Advisor prior to the engagement; and (iii) information which Advisor is required to disclose by law (including applicable securities law requirements) or in connection with legal process or legal or regulatory proceedings. Advisor's obligation under this section will survive the completion of this engagement.

3. In consideration for his services hereunder, the Company will pay the Advisor, when and as earned, $ 31,250.00 in the form of free trading stock valued at $ .25 per share which is One Hundred Twenty Five Thousand (125,000) shares of MTG free trading stock. This sum and the sum to be paid Monte C. McKeehen shall be held by Advisor in his attorney's trust account and disbursed in accordance with the Rules of Professional Conduct for the State of Washington.

Mr. James R. B. Salter

September 1, 2000

Page Two

4. The Company agrees to indemnify and hold the Advisor, to the fullest extent permitted by law, harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (collectively, "Losses"), to which an Indemnified Party may become subject by reason of the performance of professional services rendered hereunder.

5. If Advisor is requested to perform services of a different nature from the services described in the Retainer Agreement of April 11, 2000, the terms and conditions relating to such services will be outlined in a separate letter agreement and the fees for such services will be negotiated separate and in good faith and will be consistent with fees paid for similar services.

6. The term of this agreement will be for a period beginning as of the date of your acceptance of this Agreement and ending on March 31, 2001.

7. This Agreement will be governed by and construed in accordance with the laws of the State of Washington.

8. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or unenforceability of any other provisions of this Agreement.

9. The Agreement resulting from acceptance of this letter constitutes the entire agreement between the parties with respect to the services described herein and supersedes any prior agreements or understandings made between the parties with respect thereto. No modification or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto. Notwithstanding this paragraph 9, no provision of this letter shall operate to alter or nullify the provisions of the Retainer Agreement of April 11, 2000, which shall continue in force according to its terms. In the event of conflict between the two documents, the Retainer Agreement shall control.

If the foregoing correctly reflects the basis upon which the Company agrees to retain the Advisor, please sign and return one copy of this Agreement to us.

Newell Crane, CEO James R. B. Salter, Advisor

Masterpiece Technology Group, Inc.